Exhibit 10.14

                              Katy Industries, Inc.
                       Director Compensation Arrangements

1.    Retainer

            a. Each non-employee director receives a $10,000 annual retainer, paid annually in advance.

            b. The chair of the Compensation Committee and the chair of the Audit Committee each receive an additional $6,000 annual retainer, paid annually in advance.

2.    Meeting Fees

            a. Each non-employee director is paid $2,500 for each full Board meeting he or she attends in person and $1,000 for each full Board meeting he or she attends telephonically.

            b. Each non-employee director is paid $1,000 for each full Committee meeting he or she attends in person and $500 for each full Committee meeting he or she attends telephonically.

3.    Stock Options

            a. Each non-employee director receives an annual option grant of 2,000 options at the May Board Meeting each year. The exercise price is the fair market value on the date of grant. The director may exercise these options at any time during the ten years from the date of grant.

4.    Stock Grant

            a. Each non-employee director receives a grant of 1,000 shares of Katy Common Stock at the May Board Meeting each year. These shares are unrestricted.

5.    Meeting Expenses

            a. Katy reimburses directors for their expenses incurred in attending Board of Director and Committee meetings.

6.    Deferred Compensation Plan

            a. Each non-employee director may defer directors' fees, retainers and other compensation paid for services as a director until the later of the director's attainment of age 62 or ceasing to be a director. Each director has 30 days before the beginning of a Plan Year (as defined in the Directors' Deferred Compensation Plan) in which to elect to participate in the Directors' Deferred Compensation Plan. Directors may invest these amounts in one or more investment alternatives offered by Katy. Directors may elect to receive distributions of deferred amounts in a lump sum or five annual installments.

Note: Class II directors and those directors that are also officers do not receive the compensation described in this section for their service on the Board of Directors.


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